As filed with the Securities and Exchange Commission on May 8, 2020

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Biologic Products Holdings, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands		75-2308816
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
18th Floor, Jialong International Building 19 Chaoyang Park Road Chaoyang District, Beijing 100125 People’s Republic of China
(Address, including zip code, of principal executive offices)

China Biologic Products Holdings, Inc. 2019 Equity Incentive Plan
(Full title of the plans)

Cogency Global Inc. 122 East 42nd Street, 18th floor New York, NY 10168 (+1) 212-947-7200
Name, address and telephone number, including area code, of agent for service)

Copies to:

Joseph Chow

Chief Executive Officer

China Biologic Products Holdings, Inc.

18th Floor, Jialong International Building

19 Chaoyang Park Road, Chaoyang District

Beijing 100125, People’s Republic of China

(+86) 10-6598-3111

Howard Zhang, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue, Chao Yang District Beijing 100004, the People’s Republic of China (+86) 10-8567-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.0001 per share	1,650,000	$105.87(2)	$174,685,500.00	$22,674.18

(1)	Represents ordinary shares, par value $0.0001 per share of the Registrant (the “Ordinary Shares”), issuable under the China Biologic Products Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate amount of Ordinary Shares which may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Select Market on May 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference.

(a)       The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the Commission on March 12, 2020; and

(b)       The description of the Registrant’s Ordinary Shares contained in the Registrant’s current report on Form 8-K12B filed with the Commission by the Registrant on July 21, 2017, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

The Registrant’s currently effective memorandum and articles of association provide that the Registrant will indemnify its directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which any director or officer may incur as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud or willful default.

The Registrant has entered into indemnification agreements with its directors and senior officers, pursuant to which the Registrant will indemnify the directors and officers against certain liabilities and expenses incurred by them in connection with claims made by reason of their being a director or officer of the Registrant.

The Registrant also maintains insurance policies that indemnify its directors and officers against various liabilities that may be incurred by them in their capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F filed on March 6, 2019)

4.2	Specimen Ordinary Share Certificate of the Registrant (incorporated by reference to Exhibit 4.2 of the Form 8-A filed by the registrant on August 3, 2017)

5.1	Opinion of Maples and Calder (Hong Kong) LLP

10.1	China Biologic Products Holdings, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Form 6-K furnished by the registrant on May 10, 2019)

23.1	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm — KPMG Huazhen LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

ITEM 9.  REQUIRED UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 8, 2020.

China Biologic Products Holdings, Inc.

By:	/s/ Joseph Chow
	Name:	Joseph Chow
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Chow and Ming Yang, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Chow	Chief Executive Officer (Principal Executive Officer)	May 8, 2020
Name: Joseph Chow	Chairman of the Board of Directors

/s/ Ming Yang	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2020
Name: Ming Yang

/s/ David Hui Li	Director	May 8, 2020
Name: David Hui Li

/s/ Sean Shao	Director	May 8, 2020
Name: Sean Shao

/s/ Yungang Lu	Director	May 8, 2020
Name: Yungang Lu

/s/ Yue’e Zhang	Director	May 8, 2020
Name: Yue’e Zhang

/s/ Qi Ning	Director	May 8, 2020
Name: Qi Ning

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Biologic Products Holdings, Inc., has signed this registration statement or amendment in New York, United States of America on May 8, 2020.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President